EX-FILING FEES

Calculation of Filing Fees Tables

Form N-2

(Form Type)

CĪON Investment Corporation.

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Security (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)
Fees to be Paid	Equity	Common Stock, $0.001 par value per share(3)(4)	456(b)/457(r)	--	--	--	--	--
Fees to be Paid	Equity	Preferred Stock, $0.001 par value per share(3)(4)	456(b)/457(r)	--	--	--	--	--
Fees to be Paid	Other	Subscription Rights(3)	456(b)/457(r)	--	--	--	--	--
Fees to be Paid	Other	Warrants(5)	456(b)/457(r)	--	--	--	--	--
Fees to be Paid	Debt	Debt Securities(6)	456(b)/457(r)	--	--	--	--	--
		Total Offering Amount						--
		Total fee to Be Paid						--
		Total Fees Previously Paid						--
		Net Fee Due						--

(1)				An unspecified amount of securities or aggregate principal amount, as applicable, of each identified class is being registered as may from time to time be sold at unspecified prices.
(2)

In accordance with Rules 456(b) and 457(r) promulgated under the Securities Act, the Registrant is deferring payment of all registration fees. Any registration fees will be paid subsequently on a pay-as-you-go basis.

(3)

Subject to Note 1 above, there is being registered hereunder an indeterminate number of shares of common stock or preferred stock, or subscription rights to purchase shares of common stock, as may be sold from time to time.

(4)

Subject to Note 1 above, includes such indeterminate number of shares of common stock or preferred stock as may, from time to time, be issued upon conversion or exchange of other securities registered hereunder, to the extent any such securities are, by their terms, convertible or exchangeable for common stock or preferred stock.

(5)

Subject to Note 1 above, there is being registered hereunder an indeterminate number of warrants as may be sold, from time to time, representing rights to purchase common stock, preferred stock or debt securities.

(6)				Subject to Note 1 above, there is being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time.